Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genesis Microchip Inc.

We consent to the use of our report dated April 23, 2004, except for Note 15, as to which the date is May 21, 2004 relating to the consolidated balance sheets of Genesis Microchip Inc. as at March 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the March 31, 2004 incorporated by reference herein.

/s/ KPMG LLP

Toronto, Canada

November 1, 2004